1251 Waterfront Place, Suite 525 Pittsburgh, PA 15222 330 S Poplar Ave, Suite 103-E Pierre, SD 57501 1-800-693-7800 www.macg.com	Custodial Agreement

This custodial Agreement (the “Agreement”) is made on September 10, 2020, by and between Mutual of America Life Insurance Company (the “Company”), and Mid Atlantic Trust Company, a South Dakota registered non-depository trust company (the “Custodian”).

W I T N E S S E T H

WHEREAS, Company has established Separate Account No. 2 (the “Separate Account”) established in accordance with Section 4240 of the New York Insurance Law to support benefits for separate account annuity contracts as may be designated as participating therein; and

WHEREAS, the assets of the Separate Account shall be held in trust (the “Trust” or “Trust Fund”) for the exclusive benefit of the Separate Account and all such assets held in Trust are owned by the Company as depositor of the Separate Account; and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions set forth below, the Company and Custodian agree as follows:

ARTICLE I: ESTABLISHMENT OF THE CUSTODY ACCOUNT

CUSTOMER IDENTIFICATION PROGRAM NOTICE: To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. What this means for you: When you open an account, we will ask for your name, address, date of birth and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents. Federal regulation also requires us to obtain and verify the beneficial owner(s) and control person(s) of legal entity customers. Requiring the disclosure of key individuals who own or control a legal entity helps law enforcement investigate and prosecute crimes. A corporation, partnership, trust or other legal entity may need to provide other information, such as its principal place of business, local office, employer identification number, certified articles of incorporation, government-issued business license, a partnership agreement or trust agreement. Your account may be restricted or closed if we cannot obtain and verify this information.

1.1    The company hereby establishes with the Custodian a custody account consisting of such sums of money or other property acceptable to the Custodian as shall from time to time be paid or delivered to the Custodian by the Company under the Separate Account, and earnings, profits, increments, additions and appreciation thereto and thereon as may accrue from time to time. All such sums of money, all investments made therewith or proceeds thereof, and all earnings, profits, increments, appreciation and additions thereto and thereon, less any payments and disbursements which shall have been made by Custodian, as authorized by Company, are referred to herein as “Custody Account.” All contributions shall be unencumbered and are the property of the Company as depositor of Separate Account. The Custodian shall hold the assets of the Custody Account on its records in segregation from the assets of the Custodian and its other customers.

1.2

The custodian is instructed that the individual entered below is the “Primary Contact” for the Separate Account. The Custodian shall have satisfied any delivery or notification requirements in the Agreement by supplying such information to the Primary Contact. The Company may change the Primary Contact at any time by providing written notification to the Custodian.

Primary Contact Information

Name: Kenneth P. Young	Phone:	(W) 212-224-1706 (M)678-865-7024

Address: 320 Park Ave. New York, NY 10024-6839	Fax:	212-224-2535
	Email:	ken.young@mutualofamerica.com

1.3

The Custodian shall be responsible only for such assets as are actually received by it as Custodian and shall not be responsible for the collection of any funds required by the Separate Account to be paid by the Company.

1.4	The Custodian shall have the authority hereunder:

a)	To hold and administer the Custody Account pursuant to the direction of the Company or its authorized agents or representatives (collectively, “Authorized Person”);

b)

From time to time, on the written direction of an Authorized Person, to make disbursements from the Custody Account to such persons, in such manner and amounts, and for such purposes, as may be specified in such direction.

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1.5

Pursuant to Article 4.5 below, the Custodian shall not be responsible to ascertain whether any directions referred to in Article 1.4 above comply with the Separate Account Plan of Operations, nor shall be held otherwise liable for any disbursement made by it pursuant to such directions. The Company represents and warrants all such directions will comply with the terms of the Separate Account Plan of Operations.

1.6

The Custodian is authorized to establish a cash settlement account (the “Cash Account”) for the benefit of the Separate Account at any broker-dealer affiliated with the Custodian (“Mid Atlantic Broker-Dealer”), a FINRA member, registered broker-dealer, and affiliate of Custodian under common ownership, and to transfer such Cash Account to another such FINRA registered broker-dealer in Custodian’s sole discretion. The Custodian will deposit or cause to be deposited Separate Account contributions, income and proceeds from sales and redemptions of Separate Account assets to the Cash Account from time to time as necessary to fund settlement of investment purchases and authorized disbursements. The Custodian is authorized to agree to terms with Mid Atlantic Broker-Dealer under Article 4.4 of this Agreement.

a)	Until notified by the Custodian in writing, all deposits for credit to the Custody Account must be made payable to Mid Atlantic Trust Company FBO: Bin Number# and be delivered to:

via Wire Transfers (Fed Wire or ACH)		via Check (US Postal)	via Check (Overnight)
Depository Name: ABA Number: Account Number: Account Name: OBI: Further Credit To:	Huntington Bank 044000024 (Fed Wire) or 041215032 (ACH) 01100176493 Mid Atlantic Trust Company MOA_SA2 MUTUAL OF AMERICA SEPARATE ACCOUNT NO. 2	Mid Atlantic Trust Company P.O. Box 536707 Pittsburgh, PA 15253-5909	Mid Atlantic Trust Company Attn: Lockbox Operations -#536707 307 23rd Street Extension Suite 950 Pittsburgh, PA 15215
		Mid Atlantic Trust Company PO Box 515451 Los Angeles, CA 90051-6751	Mid Atlantic Trust Company Attn: Lockbox Operations -#515451 20500 Belshaw Ave Carson, CA 90746

b)

The Company, as duly authorized representative of the depository account(s) entered below (the “Company Accounts”), hereby authorizes the Custodian to initiate debit entries from the Company Accounts to credit the Cash Account based on instructions from the Company or other Authorized Person. The Company acknowledges that the ACH transactions to the Company Accounts must comply with the provisions of U.S. law. Furthermore, the Company shall indemnify the Custodian, Mid Atlantic Broker-Dealer and their affiliate and parent companies from and against any and all claims, demands, losses, liabilities, or expenses, including attorneys’ fees and costs that result directly or indirectly from the debiting or crediting of the entry to or from the Company Accounts, which result directly or indirectly from any act or omission by either the Custodian or Mid Atlantic Broker-Dealer, excepting willful misconduct or gross negligence. This authorization is to remain in force and effect until the Custodian has received written notification from the Company of termination of the authorization in such time and in such manner as to afford the Custodian and agents a reasonable opportunity to act on it and the Custodian has notified the Company in writing that such authorization has been terminated.

ACH Pull Instructions
Depository Name	City	State

ABA Routing Number	Account Number	Account Type

ARTICLE II: INVESTMENT OF THE CUSTODY ACCOUNT

2.1

The Custodian shall invest and reinvest the principal and income of the Custody Account pursuant to the written, telephonic or computer-generated direction of an Authorized Person or Investment Manager, and keep the same invested without distinction between principal and income. The Custodian shall not be responsible for, nor make any determination regarding, the prudence of such investment or reinvestment.

2.2	Margin Disclosure. The Custodian is not authorized to utilize the Custodian’s margin agreement and margin account with respect to the Custody Account.

2.3	Intentionally omitted.

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2.4	Subject to Article 2.1, the Custodian shall have the following powers in addition to the powers customarily vested in a custodian by law and in no way in derogation thereof:

a)

With any cash at any time held by it, on the direction of an Authorized Person or Investment Manager, to purchase or subscribe for any Authorized Investment (as defined in Article 2.6) through any broker-dealer the Custodian may select, including any broker- dealer affiliated with the Custodian, and to retain such Authorized Investment in the Custody Account;

b)

On the direction of an Authorized Person or Investment Manager, to sell for cash or on credit, convert, redeem, exchange for another Authorized Investment, or otherwise dispose of any Authorized Investment at any time held by it;

c)

To retain uninvested all or any part of the Custody Account for which investment instructions have not been received, it being understood that Custodian shall not be required to pay interest on any such uninvested balance;

d)

To hold any investment or cash balances in the Custody Account in a securities depository, clearing corporation, federal book- entries security account, sub-custodian, brokerage account, bank account, or other third party facility deemed prudent by the Custodian;

e)

To cause any investment in the Custody Account to be registered in, or transferred into, its name as Custodian or the name of its nominee or nominees or to retain them unregistered or in form permitting transfer by delivery, but the books and records of the Custodian shall at all times show that all such iInvestments are part of the Custody Account and owned by Separate Account;

f)

The Custodian shall vote all shareholder proxies as directed in writing by the Company, which Company will provide in accordance with Section (d)(1)(E) of the Investment Company Act of 1940, as amended; and

g)

To do all acts which it may deem necessary or proper and to exercise any and all powers of the Custodian under this Agreement upon such terms and conditions which it may deem are for the best interests of the Custody Account and, pursuant to Company’s instruction, in compliance with New York Insurance Law. Company shall be solely responsible for ensuring compliance with New York Insurance Law.

2.5	“Authorized Investment’” as used in this Article II shall mean shares of registered mutual fund designated by the Company.

2.6	Intentionally omitted.

2.7	Intentionally omitted.

2.8	The Authorized Person will verify each investment is an Authorized Investment before the Authorized Person submits an instruction relating to the investment.

2.9	Custodian shall have all income or capital gains distributions reinvested back Into the distributing investment.

ARTICLE Ill: ACCOUNTS TO BE KEPT AND RENDERED

3.1

The Custodian shall keep accurate and detailed accounts of all investments, receipts and disbursements and other transactions hereunder, including such specific records as shall be required by law and such additional records as may be agreed upon in writing between the Company and Custodian. All accounts, books, and records relating thereto shall be open to inspection and audit by any person or persons designated by the Company at all reasonable times.

3.2

Within forty-five (45) days following the close of each calendar year and within forty-five (45) days after the effective date of the Custodian’s removal or resignation, the Custodian shall file with the Primary Contact a written account, setting forth all investments, receipts and disbursements, and other transactions effected by it during such year of the Separate Account, or during the period from the close of the last preceding year of the Separate Account to the date of such removal or resignation, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales, and showing all cash, securities and other property held at the end of such year by the Separate Account or as of the date of the Custodian’s removal or resignation, as the case may be. The Custodian shall include in such report a valuation of the Custody Account. Custodian shall also provide periodic statements to the Primary Contact itemizing all securities transactions effected during such period in lieu of Custodian’s obligation under federal law to provide written confirmation of each security transaction affected on behalf of the Separate Account. Neither the Company, Primary Contact, nor any other person shall have the right to demand or to be entitled to any further or different accounting by the Custodian, except as may be required by statute or by regulations published by federal government agencies or the New York State Department of Financial Services with respect to reporting and disclosure.

3.3

Upon the expiration of the 90th day following the annual or, in the case of a termination, final statement produced by the Custodian, the Custodian and its affiliate and parent companies shall be forever released and discharged from any liability or accountability to anyone as respect to the propriety of its acts or transactions shown in such account, except with respect to any acts or transactions as to which the Company shall set forth in a written statement claiming negligence, willful misconduct or lack of good faith on the part of the Custodian, which too is delivered to the Custodian on or before the 90th day following the annual or final statement produced by the Custodian.

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3.4

The Company and the Primary Contact consent to receiving all Custody Account information online rather than via mail delivery. Asset balances and activity of the Custody Account are made available via a password-protected Website maintained by the Custodian or its agents (currently https://secure.macg.com), and the Company and Primary Contact are subject to the posted Terms and Conditions for such Website. The Company, Primary Contact, or Primary Agent must contact the Custodian in writing if it does not wish to receive this information electronically.

3.5	The Custodian shall deliver or make available all Custody Account information to the Primary Contact designated in Article 1.2 of this Agreement.

ARTICLE IV: THE CUSTODIAN

4.1	The Custodian accepts the Custody Account hereby created and agrees to perform the duties hereby required by it, subject however, to the following conditions:

a)

The Custodian, and its affiliate and parent companies, shall incur no liability to anyone for any action taken pursuant to a direction, request, or approval given by an Authorized Person. Such directions may include, but not be limited to: cash disbursement directions, transfers between accounts, fee deductions, trade instructions, deposit information, Separate Account registration changes, and any other instructions needed to service the Custody Account.

b)

The Custodian shall receive as compensation for its services such amounts as may be agreed upon at the time of execution of this Agreement. The Company acknowledges that it was provided a copy of the “Mid Atlantic Point of Sale Fee Disclosure” prior to execution of this Agreement. A comprehensive disclosure of fees will be provided by the Custodian electronically to the Primary Contact prior to and upon establishment of the investment accounts. A copy of that disclosure can be requested from the Custodian at any time. In addition, the Custodian may retain as additional fees any credit earnings or interest on the cash in the Custody Account awaiting investment or disbursement as described in Article 1.7 above. All invoices for payment of the Custodian’s services will be submitted to the Company, which will be responsible for remitting all payments to the Custodian. Under no circumstances shall the Custodian’s compensation and any other expense of the Custodian for the Custody Account be paid from the Trust Fund.

4.2

The Custodian may resign at any time by giving written notice to the Company at least sixty (60) days prior to the resignation date. The Company may terminate the Custodian at any time by giving written notice to the Custodian at least sixty (60) days’ prior to the termination date. The above notwithstanding, resignation or termination may be made at any time upon mutual consent of the parties. In the absence of such notice, the Company’s liquidation of assets within the Custody Account and/or transfer of assets of the Custody Account to a successor custodian shall be deemed termination of the Custody Account. Upon the effective date of such resignation or termination, the Custodian shall deliver the assets of the Custody Account to the successor custodian. The Company shall reimburse the Custodian for all reasonable costs incurred in connection with such transfer and under no circumstances shall the Custodian’s costs be paid from the Trust Fund. Termination shall not, however, affect liabilities or obligations incurred or arising from transactions initiated under this Agreement prior to such termination as contracted in Article VI of this Agreement, including the provisions regarding arbitration, all of which shall survive any expiration or termination of this Agreement.

4.3	Intentionally omitted.

4.4

The Custody Account is authorized to invest in mutual funds, some or all of which may from time to time have adopted a written Separate Account in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (a “12b-1 Separate Account”), pursuant to which fees are payable to eligible recipients (the “12b-1 Fees”), and some or all of which mutual funds and/or their service providers may also from time to time pay other fees to eligible recipients for the furnishing of shareholder, recordkeeping, and other services beyond the scope of the 12b-1 Separate Accounts (“Service Fees”). In connection with the Custody Account’s investments in such funds, the funds or their service providers may also make available certain transaction-based compensation to eligible recipients, including commissions (the “Commissions”). The 12b-1 Fees, Service Fees and Commissions, in the aggregate, are hereafter referred to as the “Fund Fees.” The Company has determined that it Is permissible under applicable law for these Fund Fees to be collected.

a)	The Company appoints Mid Atlantic Broker-Dealer as broker-dealer of record with regard to mutual fund investments providing Fund Fees held within the Custody Account.

b)

The Company authorizes and directs the Custodian, Mid Atlantic Broker-Dealer, or their agents (i) to collect the Fund Fees as may be payable by these mutual funds from time to time as a result of investments or transactions in those investments; (ii) until directed otherwise in writing by the Company, to remit the fees collected per the instructions of the Primary Agent. Mid Atlantic may also retain any Fund Fees, dividends, or capital gains received from a fund after the Separate Account’s termination of services with Mid Atlantic, up to a cap of $75 per instance.

c)	If a Financial Advisor has been selected for this Separate Account, the Primary Agent may direct Custodian to pay Financial Advisor from the assets of the Custodial Account.

When the Custodian or Mid Atlantic Broker-Dealer collects any Fund Fees on behalf of the Custody Account, they may appoint suitable agents to assist in the calculation and remittance of Fund Fees at their discretion. The Custodian, Mid Atlantic Broker-

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Dealer, or their agents shall use commercially reasonable efforts to collect the Fund Fees from the funds or such funds’ service providers, however they shall have no liability to the Separate Account, Custody Account, or the Primary Agent in the event that such Fund Fees are not actually received by the Custodian or Mid Atlantic Broker-Dealer from the funds or such funds’ service providers.

4.5

Custodian will at all times be subject to the direction of an Authorized Person and shall not act, nor be under any obligation to act, absent the direction of such persons. Custodian may rely upon any direction, information, or action of any such person as being proper under the Separate Account or this Agreement and is not required to inquire into the propriety of any such direction, information, or action. The duties and obligations of the Custodian shall be limited to those specified hereunder. In no event shall Custodian be required or authorized to exercise any powers which would cause Custodian to be deemed to have control over the assets in the Custody Account.

4.6	Intentionally omitted.

4.7

Company acknowledges and agrees that Custodian and Mid Atlantic Broker-Dealer do not provide any investment advice, investment recommendations, investment selection, prospectus delivery, suitability, or any similar type of service relating to the selection, purchase, sale, trading, or holding of investments held for or by the Separate Account, and do not exercise any “investment discretion” (as defined in Section 3(a)(35) of the Securities Exchange Act of 1934, as amended) with respect thereto. Additionally, the Custodian and Mid Atlantic Broker-Dealer are not investment advice fiduciaries as defined under ERISA.

ARTICLE V: AMENDMENTS TO AGREEMENT

5.1

The provisions of this Agreement may be amended at any time and from time to time upon by mutual written agreement between the Company and the Custodian. In addition, the Custodian may propose an amendment to this Agreement by providing at least 60 days written notice of the amendment to the Primary Contact. The Company and the Custodian shall negotiate a resolution of the proposed amendment in good faith if the Company objects. Notwithstanding the foregoing, if the Company objects to the proposed amendment, either party may terminate this Agreement upon 60 days written notice to the other party, it being understood that the parties may, if appropriate, continue to negotiate the proposed amendment during such 60-day period.

ARTICLE VI: INDEMNIFICATION

6.1

The Custodian and its affiliate and parent companies shall be indemnified and held harmless by the Company from and against any and all actions, claims, demands, losses, damage, or expenses of any kind (including attorneys’ fees), or liabilities (collectively, “Claims”) to which Custodian or any of its agents, employees, nominees, or affiliated organizations may be subject hereunder, including without limitation, any Claims arising from any action or failure to act resulting from compliance with any direction, instruction, consent, request, or other paper or document Custodian believed to be genuine from an Authorized Person, and including all attorneys’ fees and expenses reasonably incurred in Custodian’s defense, except to the extent that it is judicially determined that any loss, liability, or expense is directly attributable to the Custodian’s (a) negligence or willful misconduct In the performance of its duties hereunder or (b) violation of applicable law.

ARTICLE VII: ANTI-MONEY LAUNDERING

7.1

The Company represents that: (a) all evidence or proof of identification provided is genuine and all related information furnished is accurate; and (b) it will provide any information deemed necessary by the Custodian in its sole discretion to comply with its anti-money laundering program and related responsibilities from time to time.

ARTICLE VIII: CONFIDENTIALITY

8.1

The parties hereto agree that all information, whether oral or written or via computer disk or electronic media, to which the other is given access or which is made available to the other is referred to herein after as “Confidential Information.” Confidential Information shall include, without limitation, all technology, know-how, processes, software, databases, trade secrets, contracts, proprietary information, all historical and financial information, business strategies, operating data and organizational and cost structures, product descriptions, pricing information, , customer information, which includes, but is not limited to, names, addresses, telephone numbers, account numbers, demographic, financial and transactional information, or customer lists, whether received before or after the date hereof. Confidential Information also includes information of any parent, subsidiary, or affiliate of Company or Custodian, as applicable.

8.2

Except as expressly provided below or with the other party’s prior written consent, the parties agree to hold all Confidential Information of the other in confidence, that each party will not disclose any Confidential Information of the other to any third party, other than to its own directors, officers, employees, affiliates, agents, regulators, or representatives (collectively, the “Representatives”) who have a need to know such information in connection with this Agreement and that it will not use any such Confidential Information for purposes other than in connection with this Agreement. Each party agrees to inform its Representatives of the confidential and valuable nature of the Confidential Information and of its respective obligations under this Agreement. It is understood and agreed that the obligation to protect Confidential Information shall be satisfied if the party receiving such information utilizes the same control (but no less than

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reasonable) as it employs to avoid disclosure of its own confidential and valuable information and the parties shall have appropriate policies and procedures to:

a)	ensure the security and confidentiality of the Confidential Information,

b)	protect against any anticipated threats or hazards to the security or integrity of such Confidential Information, and

c)	protect against unauthorized access to or use of such Confidential Information that could result in harm or inconvenience to any party or the customers of any party.

8.3

Any party may disclose Confidential Information pursuant to a requirement or request of a governmental agency or pursuant to a court or administrative subpoena, order or other such legal process or requirement of law, or in defense of any claims or causes of action asserted against it; provided, however, that it shall (a) first notify the relevant party of such request or requirement, or use in defense of a claim, unless such notice is prohibited by statute, rule, or court order, (b) attempt to obtain such party’s consent to such disclosure within a reasonable amount of time prior to such disclosure, and (c) in the event consent is not given, to agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. Nothing herein shall require any party to fail to honor a subpoena, court or administrative order, or any similar binding requirement on a timely basis.

8.4

With the exception of the parties’ customer information, which shall be protected in all circumstances, it is understood and agreed that no information shall be within the protection of this Agreement where such information:

a)	is or becomes publicly available through no fault of the party to whom such Confidential Information has been disclosed;

b)	is released by the originating party to anyone without restriction;

c)	is rightly obtained from third parties, who, to the best of a party’s knowledge, are not under an obligation of confidentiality;

d)

was known prior to its disclosure to the receiving party without any obligation to keep it confidential as evidenced by tangible records kept by the receiving party in the ordinary course of business; or

e)	is independently developed by the receiving party without reference to the originating party’s Confidential Information.

ARTICLE IX: MISCELLANEOUS PROVISIONS

9.1

Except as provided hereunder, in no circumstances, whether upon amendment or termination of this Agreement, or otherwise, shall any part of the Custody Account be used for or diverted to any purposes other than the exclusive benefit of the Separate Account.

9.2	Intentionally omitted.

9.3	This Agreement shall be binding on any and all successors to the Custodian and the Company, unless agreed otherwise.

9.4	This Agreement shall be construed, enforced, and regulated under federal law and to the extent (if any) not preempted thereby, under the laws of the Commonwealth of Pennsylvania.

9.5

The Company certifies that each person providing a signature below is executing the Agreement on behalf of the Company and has the authority under the Company’s governing instruments to so execute the Agreement, and that execution of this Agreement has been duly authorized in accordance with the governing instruments of the Company and does not violate any agreement with, or require the approval of, any other person.

9.6

The Company certifies that each person providing a signature below has the authority to enter into various agreements, open depository and investment accounts, appoint third parties to perform as agent for the Company and the Separate Account from whom instructions, whether written or oral, may be accepted, and to perform any other function necessary as it relates to the establishment or maintenance of the Custody Account.

IN WITNESS WHEREOF, the Company and the Custodian have caused this Agreement to be executed and attested as of the day and year first above written.

By:	SIGNATURE: /s/ KENNETH P. YOUNG	DATE: 9/15/20

NAME: KENNETH P. YOUNG

TITLE: SVP TREASURY & PROJ MGT

FIRM NAME: MUTUAL OF AMERICA LIFE INSURANCE COMPANY

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By:	SIGNATURE: /s/ Joseph F. Banco	DATE:	9-24-2020

NAME: Joseph F. Banco

TITLE: CFO

Mid Atlantic Trust Company

PRIVACY NOTICE

For

Mid Atlantic Trust Company (“MATC”)

Your Privacy Is Important To Us

This notice sets out the privacy policies of MATC. We are committed to maintaining the confidentiality, integrity and security of your personal information. When you provide us with personal information, we want you to be aware of our policies to protect the confidentiality of that information.

We collect nonpublic personal information about you from the following sources:

•	Information we receive from you on applications or other forms, such as your name, address, social security number, birth date, assets and income;

•	Information about your transactions with MATC or others, such as your account size, payment history, parties to transactions, and trading frequency; and

•	Information we receive from consumer reporting agencies, such as your creditworthiness and credit history.

The law permits MATC to share certain kinds of information with third parties in certain circumstances. For example, we may disclose nonpublic personal information about you to third parties to assist us in servicing your account. We do not disclose any non public personal information about our customers or former customers to anyone else except as permitted by law.

We restrict access to nonpublic personal information about you to our employees with a legitimate business need for the information. We maintain physical, electronic, and procedural safeguards that comply with federal standards to guard your nonpublic personal information.

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